Exhibit 99.1

August 25, 2003, Redmond, WA —Alcide Corporation (NASDAQ:ALCD) today released financial results for its fiscal year and fourth quarter ended May 31, 2003.

Fiscal year significant events include:

•                  The SANOVA® Food Safety business continued to expand and add market share despite aggressive new competition and economic problems in the poultry industry.  During the year, 13 new operations were added, 17 existing customers extended their agreements and only 1 customer was lost to a competitive product.

•                  SANOVA system installed at the first ground beef operation (start up on March 3, 2003).

•                  SANOVA system installed at the first sausage operation (start up on March 5, 2003).

•                  Received formal approval for use of SANOVA on meat, poultry, fruits and vegetables and fish in Chile.  Negotiated a SANOVA distribution arrangement with Agrotec for meat and poultry in Chile.  Expect sales to begin this fiscal year.

•                  Economic conditions in the US poultry industry caused SANOVA sales to be an estimated $1,652,000 lower than they otherwise would have been.  (See table below.)

•                  The animal health products licensing arrangement with IBA is achieving anticipated results.

•                  Marketing programs initiated one year ago concurrent with appointment of a new distributor in France are beginning to pay off.

Alcide earned $353,228 or $0.13 per diluted share on revenues of $5,597,116 during the quarter ended May 31, 2003.  In the fourth quarter a year ago, Alcide earned $481,267, or $0.18 per diluted share, on revenues of $5,356,628.  Total fiscal year 2003 net income was $1,129,610, or $0.42 per diluted share, on revenues of $21,924,454 compared to $1,781,252 or $0.65 per diluted share, on revenues of $21,988,690 million in the previous year.

The Company will host a conference call at 11:00 am PDT (2:00 pm EDT) on August 27, 2003.  Interested parties should check the website at www.alcide.com.

SANOVA Food Safety

Sales of SANOVA food antimicrobial to the food processing industries totaled $3,466,019 for the quarter ended May 31, 2003, $82,674 higher than the fourth fiscal quarter last year.

Sales of SANOVA food antimicrobial to the poultry and red meat industries were $13,587,212 for fiscal year 2003, 11% or $1,357,850 higher than for the previous fiscal year.  As of May 31, 2003, SANOVA systems were installed at 38 poultry processing plants and 12 red meat plants.  Six of the poultry plants were using SANOVA applications both pre-chill and post-chill, thus bringing the total to 56 operations at the end of fiscal 2003.  Two of the poultry operations and two of the red meat operations were not revenue producing at the end of the fiscal year.

SANOVA sales to the poultry industry during the fiscal 2003 were adversely affected by economic conditions within the poultry industry, which in turn, caused SANOVA customers to reduce their use of SANOVA, discontinue using antimicrobial interventions altogether, or in the case of one plant, switch to a lower priced competitor’s product.  The following table shows the difference in sales during fiscal 2003 as compared to sales in 2002 for these customers.

Estimated negative impact on fiscal year 2003 caused by poultry industry profitability:

	Reduced Net Sales	Reduced Gross Margin	Reduced Income Before Tax

Idle Plants	$1,376,000	$960,000	$960,000
Reduced Plant Thruput	276,000	193,000	193,000
Asset Impairment	—	—	100,000
Bad Debt Allowance	—	—	27,000

	$1,652,000	$1,153,000	$1,280,000

John Richards, President of Alcide Corporation commented that, “We had clearly hoped for a stronger economic scenario in the poultry industry.  Within this climate however, Alcide has improved its competitive position.  During the fiscal year we installed 13 new operations of which six were in the poultry sector.  Equally important, we negotiated contract extensions with 17 of our existing poultry customers and lost only one customer in a very competitive market place.  Three of our new customers switched from competitive products to SANOVA’s superior technology.”  Richards went on to say, “Since the end of the fiscal year, we have started three new red meat and one new poultry operation.  In addition, we have contracts for three new large poultry operations and four red meat operations, all of which should start up in the second fiscal quarter.”

Animal Health and Surface Disinfectants

The Company’s animal health and surface disinfectant revenues for the quarter ended May 31, 2003 were $2,131,097, including $306,300 in license revenue, which did not exist prior to the first fiscal quarter of 2003.  Net revenue including license revenue for the fourth fiscal 2003 quarter was $157,814 higher than for the fourth fiscal quarter last year.

The Company’s Animal Health and Surface Disinfectant revenues for fiscal year 2003 were $8,337,242, an amount 15% or $1,422,086 lower than for fiscal 2002, reflecting primarily changes in distributor inventory levels during the first four months of fiscal 2003 and the lowest on farm milk prices in 25 years.  In the United Kingdom, the Company established a new distributor relationship with Agri-Lloyd beginning September 15, 2002 while the Company’s previous distributor liquidated its inventory of Alcide products resulting in a $280,000 sales reduction from the prior year.  In addition, IBA, the Company’s largest distributor, transitioned from a distributor arrangement with Alcide to a licensing arrangement and this transition had the effect of reducing sales to IBA by an estimated $750,000 during fiscal 2003.  The gross margin impact of the sales reduction to IBA is estimated at approximately $200,000 attributable entirely to distributor inventory reduction which occurred during the first quarter as IBA sold through its existing inventory of Alcide produced products and began distributing IBA produced products.

“2003 was a very challenging year for the Company’s animal health business.  With major changes in distributor relationships negatively impacting the first quarter” said James Winter, Corporate VP and General Manager Animal Health.  “As the dust settled in the second and third quarters, some real positives emerged with the introduction of the Woolover Ultra calf blanket and the positive information released by some key mastitis management veterinarians on the teat end healing capabilities of 4XLA pre and post teat dip.”  Winter concluded that “We suffered all year from a weak first quarter with animal health and disinfectant revenue of $1.7 million but ended the year on a very strong note with $2.1 million in sales which was 8% above the fourth quarter in 2002 before any adjustments related to the IBA change of business relationship.  It is projected that dairy farmer income will start to recover this fall and that should have a positive impact on their buying attitudes towards high end products like UDDERgold 5-Star.”

Balance Sheet and Cash Flow

Alcide’s balance sheet remains strong.  On May 31, 2003, the Company had $2.3 million in cash and cash equivalents and no long-term debt after repaying (in March) a $2 million draw on its line of credit.  Net cash provided by operating activities was $3.8 million for the fiscal year.

About Alcide

Alcide Corporation develops and markets unique biocidal products based on its patented technology.  Alcide currently sells anti-infective products to the animal health market, disinfecting products to medical industries and SANOVA antimicrobial to the food processing industries.

Selected Financial Data

	Quarter Ended		Year Ended
	May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002
Net Sales	$5,597,116	$5,356,628	$21,924,454	$21,988,690
Pretax Income	545,678	619,510	1,740,110	2,619,487
Net Income	353,228	481,267	1,129,610	1,781,252
Average Shares Outstanding	2,673,597	2,716,685	2,680,012	2,720,006
Diluted earnings Per Share	0.13	0.18	0.42	0.65

This earnings report includes forward looking statements which involve risk and uncertainty including, without limitation, risk of dependence on third party suppliers, market acceptance of and demand for the Company’s products, distribution capabilities and development of technology and regulatory approval thereof.

Investors are encouraged to refer to the Company’s 10-K report for the year ended May 31, 2003 for a more detailed explanation of financial performance.  The 10-K report should be available through the SEC Edgar system and on the Company’s website within 24 hours of this release.